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                                                                  Exhibit 4.6(b)

                                OPTION AGREEMENT

                                             [Date of Option]

TO:      [Name of Optionee]

                  Re:      Non-Qualified Stock Option
                           1998 Stock Option Plan

     This letter will evidence the grant to you on __________________, ("Grant Date") by the Stock Option Committee of the Board of Directors of WMS Industries Inc. (the "Company") of an option pursuant to the Company's 1998 Non-Qualified Stock Option Plan (the "Plan") to purchase __________________ (__________________) shares of the Common Stock, par value $.50 per share ("Common Stock"), of the Company at a price of __________ ($__________ ) per share (the "Option"). Under applicable provisions of the Internal Revenue Code of 1986, as amended, the Option is treated as a non-qualified stock option.

     This Option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Agreement and of the Plan as from time to time amended, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Plan, all of which are incorporated by reference in this Option Agreement as if fully set forth herein.

     In consideration of the granting of this Option by the Company, you hereby agree to render faithful and efficient services to the Company or to the subsidiary of the Company which is your primary "Employer," with such duties and responsibilities as your Employer shall from time to time prescribe, for a period of at least one (1) year from the date this Option is granted and you further agree that for a period of one (1) year after your voluntary termination of employment or a termination of your employment by the Company for cause, you will not own, manage, control or associate with -- as an agent, officer, employee, investor, lender, or otherwise -- any business entity in the United States which is a "Competitor" of your Employer. The terms "Employer" and "Competitor" are defined on Exhibit A. You hereby specifically agree that the scope of the above covenant is reasonable and fair. Should, however, a Court of competent jurisdiction deem it to be impermissibly overbroad, it is the intention of the parties to this Agreement that the covenant be enforced as to the greatest extent deemed to be enforceable. Further, you hereby agree that during your employment and thereafter, you will not disclose, discuss, copy or otherwise use or allow to be used, in any manner, in competition with or contrary to the interests of the Company or any of its subsidiaries, the customer lists, product research, engineering data or other trade secrets of the Company or any of its subsidiaries. Nothing in this Option Agreement or in the Plan shall confer upon you any right to continue in the employ of the Company or any subsidiary of the Company or shall interfere with or restrict in any way the rights of the Company and its subsidiaries, which are hereby expressly reserved.

     The Company shall not be obligated to issue any shares pursuant to this Option if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or otherwise qualified under the Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.




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     It is understood that the Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of this Option. By the execution hereof, you hereby agree to pay to the Company all such amounts requested by the Company to permit the Company to take any tax deduction available to it resulting from the exercise of this Option. You also agree to comply with any procedures established, from time to time, by the Company to ensure that the Company receives prompt advice concerning the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event.

     This Option may be exercised as follows: ________________________________.
This option, to the extent not previously exercised, shall expire on the day preceding the tenth anniversary of the Grant Date.

     This Option is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit B, together with payment as provided in the Plan.

     Would you kindly evidence your acceptance of this Option and your agreement to comply with the provisions of this Option Agreement and of the Plan by executing the enclosed copy of this Option Agreement under the words "ACCEPTED AND AGREED TO" and returning a copy to Orrin J. Edidin, Vice President and Secretary of the Company.

                                 Very truly yours,

                                 WMS INDUSTRIES INC.


                                 By:_______________________
                                    Orrin J. Edidin
                                    Vice President, Secretary & General Counsel

Attachments

ACCEPTED AND AGREED TO
this____ day of_________________, 19___

_______________________________________
[Name of Optionee]




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                                    EXHIBIT A

If your "Employer" is:                                        A "Competitor" is an entity engaged in:
----------------------                                        ---------------------------------------
Williams Electronics Games, Inc.                              The design, manufacture or sale of
Fun House Games Inc.                                          coin-operated pinball, novelty and
Lenc-Smith Inc.                                               redemption games

WMS Gaming Inc.                                               The design, manufacture or sale of
                                                              gaming equipment

WMS Industries Inc.                                           Any or all of the foregoing operations




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                                    EXHIBIT B

                                                          Dated:__________

Vice President and Secretary
WMS INDUSTRIES INC.
3401 North California Avenue
Chicago, IL 60618

Gentlemen:

     Notice is hereby given of my election to purchase _____ shares of Common Stock, par value $.50 per share (the "Common Stock"), of WMS Industries Inc. (the "Company") at a price of ___________ ($___________) per share pursuant to the provisions of the stock option ("Option") granted to me on ___________ under the terms of the 1998 Non-Qualified Stock Option Plan.

     Enclosed is my check made payable to the Company in the amount of $___________ in payment of the exercise price of the Option and my check in the amount of $___________ made payable to the subsidiary of the Company which is my employer (or to the Company if my employer) in payment of the tax due on exercise of the Option.

     The following information is supplied for use in issuing the shares purchased hereby:

                           Number of certificates:         ________________

                           Denomination of
                           each certificate:               ________________

                           Name:                           ________________

                           Address:                        ________________

                           Social Security Number:         ________________


                                                           Very truly yours,


                                                           _____________________
                                                           [Name of Optionee]



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